EXHIBIT 16.1

PricewaterhouseCoopers LLP
1670 Broadway, Suite 1000
Denver CO 80202
Telephone (720) 931 7000
Facsimile (720) 931 7100

October 14, 2004

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Commissioners:

We have read the statements made by Canyon Resources Corporation (the “Company”) (copy attached), which we understand will be filed with the Commission, pursuant to Item 4.01 of Form 8-K, as part of the Company’s Form 8-K report dated October 11, 2004. We agree with the statements covering our firm in such Form 8-K, however we make no comment whatsoever with respect to the following: (i) the expected cessation date of PricewaterhouseCoopers LLP’s term as the independent registered public accounting firm for the Company and (ii) any current or future disclosure of changes or improvements of any kind to internal controls implemented by the Company in order to address material weaknesses related to such internal controls.

Very truly yours,

PricewaterhouseCoopers LLP

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